Inova Receives $2.5 Million Funding From IBM

Santa Monica, CA, August 6, 2007 - Inova and Desert Communication have signed definitive agreements with IGF (IBM Global Finance) that will provide $2.5 million of debt funding to Inova and Desert Communications.

The funding from IBM will be used to assist with the acquisition of Desert Communications in addition to providing ongoing working capital.

CEO of Inova Technology, Mr Adam Radly, said “The funding from IBM is a strong vote of confidence for both Inova and Desert Communications. We’ve made a lot of progress over recent months and we’re very pleased that this progress has put us in a position where we can attract funding from IBM”.

On August 1, 2007 Inova announced that t signed a definitive agreement to acquire Texas based Desert Communications for $5.5 million. This transaction is an acquisition and not a merger and the sellers of Desert will not be receiving any stock as part of the transaction.

For the year ending December 2006, Desert generated revenue of $13 million and EBITDA of $1.8 million. Desert provides IT services to a customer base that primarily consists of Texas based school districts, local government entities and corporations.

Inova will pay $3 million cash on closing and a $2.5 million note payable over three years. The transaction is expected to close during the month of August, 2007. Inova will not be issuing stock to the sellers of Desert as part of the transaction.

Inova and Desert have been developing three RFID pilots together for schools, prisons and libraries. The first uses Inova’s RFID technology to assist libraries convert from bar code systems to RFID systems. The second allows prisons to track prisoners. The third allows schools to track high value equipment and give students automated access to specific areas.

About Inova Technology

Inova Technology (www.InovaTechnology.com) has two business units: one develops RFID products and the other provides IT services and data storage solutions.

RightTag (www.righttag.com) is the RFID subsidiary of Inova. RightTag's current RFID product line includes handheld scanners, desktop scanners, PC boards, printers, and tags. RightTag products cater to a wide variety of customers such as the Government, retailers, transportation companies, manufacturers, and distributors. RightTag has more than 200 customers worldwide. RightTag has several RFID patents pending.

About Desert Communications

Desert provides IT services to Texas based school districts, local government entities and corporations. Desert provides IT network and communications services that include network design, implementation and maintenance. Desert and Inova have been working together to develop RFID solutions for certain Desert customers.

Press contact: Adam Radly, ir@inovatechnology.com, Phone 800 757 9808